                                                                    Exhibit 99.1

                         WAYNE BANCORP, INC. letterhead

NEWS RELEASE

FOR IMMEDIATE RELEASE                        CONTACT: David P. Boyle, CPA
                                                      President and CEO
                                                      Wayne Bancorp, Inc.
                                                      PHONE: (330) 264-1222
                                                      EXT: 228


                           WAYNE BANCORP, INC. REPORTS
                           2003 FOURTH QUARTER RESULTS

         WOOSTER, Ohio - January 22, 2004 - Wayne Bancorp, Inc. (NASDAQ:WNNB), parent holding company of Wayne County National Bank (WCNB), Savings Bank & Trust (SBT), MidOhio Data, Inc. (MID) and Access Financial Corp. (AFC), today announced its 2003 fourth quarter and year to date results.

         "2003 was certainly a volatile and challenging year. Interest rates continued to pressure the net interest margins of most community banks. This pressure increased in our Company during the second half of the year. In addition, during the second half of the year, we have experienced a dramatic slow down in commercial loan demand in our core markets. This slowing of loan growth, margin pressure and the integration of our recent acquisition have slowed the pace of our earnings growth and we expect that this trend will continue into 2004" said President and Chief Executive Officer David Boyle.

         Boyle continued, "Our existing market will in all likelihood continue to see slower than historical loan demand for the coming several quarters. The wave of mortgage refinancing has significantly slowed, and the recent announcement of the closing of one of the largest employers within our markets will certainly have the local market pausing and bracing for the impact and fallout of that closure."

         "Our goals for 2004 are aggressive and include expansion into new markets," Boyle stated. "We will be opening one new office early in the second quarter and are working on a second sometime late in the fourth quarter. The entire staff is aware of the challenges that face us for the coming year and are focused on shareholder value and we will work diligently through the coming quarters to see that this Company remains strong."

         The following commentary, including performance information, includes twelve months of operations for Wayne Bancorp, Inc. comparable with prior year information and seven months of operations from the newly acquired Banc Services Corp. (BSC) included in 2003 year to date numbers.

         Total assets increased by $203.7 million, or 32.7 percent, to stand at $827.3 million at December 31, 2003, compared to $623.6 million at December 31, 2002. This increase in assets is primarily due to the acquisition of Banc Services Corp. during 2003. This acquisition added loans of $123.0 million and deposits totaling $166.8 million.


                                     -more-
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PAGE 2 OF 6 / 2003 FOURTH QUARTER RESULTS


         In the quarter ended December 31, 2003, Wayne Bancorp, Inc. reported net income of $2,239,000, or $.36 per share. This compares to fourth quarter 2002 net income of $2,350,000, or $.47 per share. For the full year ended December 31, 2003, the Company reported net income of $9,381,000, or $1.61 per share. This compares to 2002 net income of $8,778,000, or $1.75 per share, which represents an increase of 6.9 percent in earnings, while earnings per share declined by 8.0 percent.

         Return on average equity for the fourth quarter of 2003 was 10.49 percent compared to 14.56 percent for the fourth quarter of 2002. Return on average equity, for the full year ended December 31, 2003 was 10.99 percent compared to 13.60 percent for 2002. Return on average assets was 1.21 percent for the fourth quarter of 2003, compared to 1.55 percent for the fourth quarter of 2002. Return on average assets for the full year ended December 31, 2003 was
1.26 percent compared to 1.45 percent for 2002.

         Net interest income for the fourth quarter was $7,847,000, which represents an increase of 27.9 percent, or $1,716,000, from net interest income of $6,131,000 in 2002. For the full year, net interest income increased $4,633,000, or 19.2 percent, from $24,188,000 in 2002, to $28,821,000 for 2003.
This increase in net interest income is primarily due to the merger with Banc Services Corp. during 2003, which increased the Company's earning asset base and ability to increase revenues. Despite the prolonged low interest rate environment and the repricing that has occurred on the balance sheet, the net interest margin of 4.39% at December 31, 2003 has remained substantially unchanged from the 4.40% reported at December 31, 2002. Although the margin remained strong during 2003, we believe that the Company and industry will continue to experience downward pressure on its net interest margin due to the prolonged low interest rate environment and expectations that rates will remain in this low trough for the balance of 2004.

         Non-interest income for the fourth quarter was $1,965,000, which increased $601,000, or 44.1 percent, from $1,364,000 for the same quarter in 2002. For the full year ended December 31, 2003, non-interest income was $6,504,000 compared to $4,943,000 in 2002, which represents an increase of $1,561,000, or 31.6 percent. This increase for the full year is due to increases in service charges and fees on deposits, income from Chippewa Valley Title Agency, a wholly-owned subsidiary of WCNB, Trust revenues and gains on investment sales.

         Non-interest expenses for the fourth quarter increased $2,137,000, or
51.1 percent, to $6,317,000 from $4,180,000 for the same period in 2002. For the full year ended December 31, 2003, non-interest expenses increased $5,102,000, or 31.2 percent, from $16,369,000 in 2002, to $21,471,000 in 2003. Included in
non-interest expenses for the fourth quarter are merger related charges of $420,000, and core deposit amortization of $147,000, while for the full year ended December 31, 2003 these expenses were $498,000, and $348,000 respectively. Also during the fourth quarter WCNB brought its data processing function in-house which increased computer related expenses as a result of system and infrastructure enhancements. Further, as a result of the merger, the Company also consolidated its Trust operations and Mortgage lending during the fourth quarter, to gain operational efficiencies and reduce costs.



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PAGE 3 OF 6 / 2003 FOURTH QUARTER RESULTS


         Wayne Bancorp, Inc. (NASDAQ:WNNB) is an $827 million financial services company. Its bank affiliates -- Wayne County National Bank and Savings Bank & Trust -- operate 25 banking centers in Wayne, Holmes, Medina and Stark Counties. The Company's non-bank affiliates, including, MidOhio Data, Inc, which performs proof and data processing operations, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB are both located in Wayne County, while Access Financial Corp., a consumer finance company is located in Stark county. For more information, visit WCNB's Web site at wcnb.com and SBT's Web site at svgsbank.com.


                                       ###




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PAGE 4 OF 6 / 2003 FOURTH QUARTER RESULTS

                      CONSOLIDATED STATEMENTS OF CONDITION

(UNAUDITED)                                                                      DECEMBER 31,
(IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)                                2003               2002
-----------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                               $  32,493           $  24,508
  Federal funds sold                                                        3,785               7,130
                                                                        ---------           ---------
     TOTAL CASH AND CASH EQUIVALENTS                                       36,278              31,638

  Securities, available-for-sale                                          272,358             184,908
  Loans                                                                   470,828             394,555
  Allowance for loans                                                      (7,172)             (6,039)
                                                                        ---------           ---------
     NET LOANS                                                            463,656             388,516

  Premises and equipment                                                   16,682              11,288
  Other assets                                                             38,309               7,237
                                                                        ---------           ---------
     TOTAL ASSETS                                                       $ 827,283           $ 623,587
                                                                        =========           =========

LIABILITIES
  Deposits
    Non-interest bearing                                                $ 112,256           $  79,001
    Interest bearing                                                      563,458             442,532
                                                                        ---------           ---------
     TOTAL DEPOSITS                                                       675,714             521,533

  Short-term borrowings                                                    39,451              29,573
  Other borrowed funds                                                      7,298               1,397
  ESOP loan                                                                 1,537               1,671
  Other liabilities                                                         4,180               3,082
                                                                        ---------           ---------
     TOTAL LIABILITIES                                                    728,180             557,256

SHAREHOLDERS' EQUITY
  Common stock - stated value $1 per share                                  6,322               4,917
  Authorized    2003  12,000,000    2002  12,000,000
  Issued        2003   6,321,543    2002   4,916,911
  Outstanding   2003   6,321,543    2002   4,781,565
  Surplus                                                                  45,909              13,164
  Retained earnings                                                        45,974              49,895
  Unearned ESOP shares                                                     (1,165)             (1,471)
  Treasury stock, at cost                                                  (3,738)
  Unrealized gain on securities available-for-sale, net of tax              2,063               3,564
                                                                        ---------           ---------
     Total shareholders' equity                                            99,103              66,331
                                                                        ---------           ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 827,283           $ 623,587
                                                                        =========           =========

PAGE 5 OF 6 / 2003 FOURTH QUARTER RESULTS

                        CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)                                      THREE MONTHS ENDED                   YEAR ENDED
(IN THOUSANDS OF DOLLARS                            DECEMBER 31,                     DECEMBER 31,
EXCEPT PER SHARE DATA)                         2003             2002             2003            2002
-------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                   $ 7,990          $ 6,915          $30,499          $28,058
Interest on securities                         2,274            1,944            8,196            8,147
Other interest income                             24               33              114              129
                                             -------          -------          -------          -------

        TOTAL INTEREST INCOME                 10,288            8,892           38,809           36,334

INTEREST EXPENSE
Interest on deposits                           2,201            2,621            9,298           11,431
Interest on short-term borrowings                 63               76              238              336
Interest on other borrowed funds                 177               64              452              379
                                             -------          -------          -------          -------

       TOTAL INTEREST EXPENSE                  2,441            2,761            9,988           12,146

Net interest income                            7,847            6,131           28,821           24,188
Provision for loan losses                        272                0              514              450
                                             -------          -------          -------          -------

Net interest income after provision            7,575            6,131           28,307           23,738

Non-interest income                            1,965            1,364            6,504            4,943
Non-interest expense                           6,317            4,180           21,471           16,369
                                             -------          -------          -------          -------

Income before income tax expense               3,223            3,315           13,340           12,312

Income tax expense                               984              965            3,959            3,534
                                             -------          -------          -------          -------

NET INCOME                                   $ 2,239          $ 2,350          $ 9,381          $ 8,778
                                             -------          -------          -------          -------

NET INCOME PER SHARE                         $  0.36          $  0.47          $  1.61          $  1.75
                                             =======          =======          =======          =======
DIVIDENDS PER SHARE                          $  0.17          $  0.16          $  0.69          $  0.65
                                             =======          =======          =======          =======

PAGE 6 OF 6 / 2003 FOURTH QUARTER RESULTS


                              FINANCIAL HIGHLIGHTS

                              KEY MANAGEMENT RATIOS

                                                               DECEMBER 31,
(UNAUDITED)                                               2003             2002
--------------------------------------------------------------------------------
Net interest margin (a)                                    4.39%           4.40%
Loan to deposit ratio                                     69.68%          75.65%
Loss allowance to loans                                    1.52%           1.53%
Return on average assets                                   1.26%           1.45%
Return on average equity                                  10.99%          13.60%
Total non-interest expenses to average assets              2.96%           2.78%
Total other income to average assets                       0.88%           0.82%
Net operating burden to average assets                     2.08%           1.96%



(a) Net interest margin is calculated on a fully taxable equivalent basis.